FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257737-10

Subject: **PUBLIC ANNOUNCEMENT** NEW ISSUE CMBS: BBCMS 2023-C22

NEW ISSUE CMBS: BBCMS 2023-C22

$620.051MM NEW ISSUE CMBS ***PUBLIC OFFERING***

JOINT LEADS: BARCLAYS; BMO CAPITAL MARKETS; BOFA SECURITIES; KEYBANC CAPITAL MARKETS; SOCIETE GENERALE

CO-MANAGERS: ACADEMY SECURITIES; MISCHLER FINANCIAL GROUP, INC.

RATING AGENCIES: MOODY'S; FITCH; KBRA

*PUBLIC OFFERED CERTIFICATES*

	RATINGS	AVAILABLE
CLASS	(M/F/K)	SIZE ($MM)	C/E	WAL	LTV	DY
A-1	Aaa/AAA/AAA	2.760	30.000%	3.11	38.0%	19.3%
A-2	Aaa/AAA/AAA	13.200	30.000%	4.93	38.0%	19.3%
A-4**	Aaa/AAA/AAA	225.000**	30.000%	9.63	38.0%	19.3%
A-5**	Aaa/AAA/AAA	237.170**	30.000%	9.90	38.0%	19.3%
A-SB	Aaa/AAA/AAA	6.826	30.000%	7.45	38.0%	19.3%
A-S	Aa3/AAA/AAA	82.269	18.125%	9.93	44.5%	16.5%
B	NR/AA-/AA-	32.042	13.500%	9.93	47.0%	15.6%
C	NR/A-/A-	20.784	10.500%	9.93	48.6%	15.1%

** A-4 AND A-5 AVAILABLE SIZE ($MM) AND WAL ARE SUBJECT TO

CHANGE AS DETAILED IN THE ATTACHED TERM SHEET. RANGE OF

POSSIBLE AVAILABLE SIZE ($MM) BELOW:

A-4: 0.000 – 225.000

A-5: 237.170 – 462.170

*TRANSACTION SUMMARY*
- POOL BALANCE:	$692,794,721
- NUMBER OF LOANS:	28
- NUMBER OF PROPS:	140
- WA CUT-OFF LTV:	54.3%
- WA MATURITY LTV:	53.5%
- WA U/W NCF DSCR:	1.75x
- WA U/W NOI DY:	13.5%
- WA MORTGAGE RATE:	7.14807%
- TOP 10 LOANS %:	67.9%
- WA REM TERM:	116 MONTHS
- TOP 5 PROP TYPES:	RETAIL (37.6%); MULTIFAMILY (14.0%); HOSPITALITY (13.2%); OFFICE (11.7%); INDUSTRIAL (8.0%);
- TOP 5 STATES:	TX (14.5%); GA (9.4%); OH (8.9%); NY (7.6%); MA (7.4%)

*DEAL PARTIES*
- MASTER SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, N.A.
- SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS, LLC
- OPERATING ADVISOR:	PENTALPHA SURVEILLANCE, LLC
- DIRECTING HOLDER:	AFFILIATE OF RIALTO CAPITAL ADVISORS, LLC
- TRUSTEE:	COMPUTERSHARE TRUST COMPANY, N.A.
- CERT. ADMIN.:	COMPUTERSHARE TRUST COMPANY, N.A.

*MATERIALS ATTACHED & ANTICIPATED TIMING*
- TERM SHEET/ANNEX:	ATTACHED
- RED:	MONDAY, OCTOBER 16, 2023
- 3RD PARTY SYSTEMS:	TODAY
- PRE-SALE REPORTS:	TODAY OR MONDAY, OCTOBER 16, 2023
- COLLATERAL CALLS:	ENCOURAGED AND UPON DEMAND
**CONTACT SALES COVERAGE**
- PRICING:	WEEK OF OCTOBER 16, 2023
- SETTLEMENT:	ON OR ABOUT THURSDAY, NOVEMBER 9, 2023

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THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS DOCUMENT IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.